Exhibit 1
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 21, 2007, is made by and between Getting Ready Corporation, a Delaware corporation (the “Company”), and the Investors listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors”).
RECITALS
     A. The Investors desire to acquire from the Company, and the Company desires to issue and sell to the Investors, in the manner and on the terms and conditions hereinafter set forth, shares of Common Stock of the Company.
     B. In connection with the Investors’ purchase of the Common Stock, the Company and the Investors desire to establish certain rights and obligations between themselves.
AGREEMENTS
     NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Investors hereby agree as follows:
          SECTION 1. DEFINITIONS.
     The following terms when used in this Agreement have the following respective meanings:
     “Affiliate” means with respect to any Person, any (i) officer, director, partner or holder of more than 10% of the outstanding shares or equity interests of such Person, (ii) any Relation of such Person, or (iii) any other Person which directly or indirectly Controls, is controlled by, or is under common control with such Person. A Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “Controlled” Person, whether through ownership of voting securities, by contract, or otherwise.
     “Business Day” means a day other than Saturday, Sunday or statutory holiday in the State of New York and in the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.
     “Bylaws” means the Bylaws of the Company.
     “Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended and as on file with the Secretary of State of the State of Delaware on the date of this Agreement.
     “Closing” has the meaning set forth in Section 3.1 hereof.
     “Closing Date” has the meaning set forth in Section 3.1 hereof.
     “Common Stock” means shares of the common stock, $.001 par value, of the Company.
     “Governmental Authority” means the United States, any state or municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, or instrumentality of any of the foregoing.

     “Knowledge” as to the Company means the actual knowledge of the officers of the Company after due and diligent inquiry of the employees or agents of the Company reasonably believed to have knowledge of such matters; provided, however, that the knowledge of the officers of the Company is extremely limited with respect to events that occurred prior to December 4, 2006.
     “Lien” means any mortgage, lien, pledge, security interest, easement, conditional sale or other title retention agreement, or other encumbrance of any kind.
     “1934 Act” means the Securities Exchange Act of 1934, as amended.
     “1933 Act” means the Securities Act of 1933, as amended.
     “Material Adverse Effect” means a change or effect in the condition (financial or otherwise), properties, assets, liabilities, rights, operations or business of the Company which change or effect, individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, operations or business.
     “Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, or Governmental Authority.
     “Purchase Price” means the sum of $567,000.
     “SEC” means the Securities and Exchange Commission.
     “SEC Filings” has the meaning set forth in Section 4.2(d) hereof.
          SECTION 2. PURCHASE AND SALE OF COMMON STOCK.
     2.1 Issuance and Purchase of Common Stock. At the Closing, based upon the representations, warranties, covenants and agreements of the parties set forth in this Agreement, the Company shall issue and sell to the Investors, and the Investors shall purchase from the Company, an aggregate of 9,349,777 shares of the Common Stock to be allocated among the Investors as provided in Exhibit A attached hereto. At the Closing, the Company will issue and deliver to each of the Investors a stock certificate registered in the name of the Investor representing the number of shares of the Common Stock, against payment of the Initial Purchase Price therefore, listed next to each such Investors name on Exhibit A hereto. The shares of Common Stock issued to the Investors will, in the aggregate, equal fifty-one percent (51%) of the outstanding capital stock of the Company on the Closing Date, on a fully-diluted basis, after giving effect to the conversion or exercise of all convertible instruments and securities.
     2.2 Consideration for Common Stock. The Investors shall pay to the Company, on the Closing Date, the Purchase Price, by wire transfer of immediately available funds to an account designated in writing by the Company.
          SECTION 3. THE CLOSING.
     3.1 Closing. The closing of the issuance and sale of the Common Stock pursuant to Section 2.1 hereof and certain of the other transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. at the offices of the Company located at 4400 Biscayne Boulevard, Suite 950, Miami, Florida, on the next business day (or such later date as the parties hereto may agree) following the satisfaction or waiver of the conditions set forth in Article 6 hereof, (the “Closing Date”), or at such other time or place as the parties mutually agree.

     3.2 Deliveries by the Company. Promptly after the Closing, the Company shall deliver or cause to be delivered to the Investors (in addition to any other items required to be delivered to the Investors pursuant to any other provision of this Agreement) certificates representing the shares of Common Stock being issued and sold by the Company to the Investors pursuant to Section 2.1 hereof, duly recorded on the books of the Company in the names of each of the Investors as set forth in Exhibit A.
     3.3 Deliveries by the Investors. At the Closing, each of the Investors shall deliver or cause to be delivered to the Company (in addition to any other items required to be delivered to the Company pursuant to any other provision of this Agreement): payment by wire transfer of immediately available funds necessary to satisfy each Investor’s obligations to the Company under Section 2.2 hereof and to insure payment to the Company of the Purchase Price.
          SECTION 4. REPRESENTATIONS AND WARRANTIES.
     4.1 Representations and Warranties of the Company. In order to induce each of the Investors to purchase the Common Stock that it is purchasing hereunder, the Company represents and warrants to the Investors that:
          (a) Organization and Standing. The Company is duly incorporated and validly existing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted. The Company does not own any equity interest, directly or indirectly, in any other Person or business enterprise. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect upon its assets, properties, financial condition, results of operations or business.
          (b) Capitalization. At the date of this Agreement, the authorized capital stock of the Company consists of (i) 499,000,000 shares of Common Stock, of which 8,983,119 shares are issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued and outstanding. The Company has no other equity securities of any class issued, reserved for issuance or outstanding. There are (x) no outstanding options, offers, warrants, conversion rights, contracts or other rights to subscribe for or to purchase from the Company, or agreements obligating the Company to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), shares of capital stock or other securities of the Company (whether debt, equity, or a combination thereof) or obligating the Company to grant, extend, or enter into any such agreement and (y) no agreements or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require the Company to repurchase any of its Common Stock. There are no preemptive or similar rights with respect to the Company’s capital stock. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders). The Company is not a party to, and to the Knowledge of the Company no Stockholder is a party to, any voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the capital stock of the Company, or any agreement with respect to the transferability, purchase or redemption of any shares of the capital stock of the Company other than that certain Put Agreement, dated December 1, 2006 between Glenn L. Halpryn and Sheldon Rose. The issue and sale of the Common Stock to the Investors will not obligate the Company to issue any shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. The outstanding Common Stock is all duly and validly authorized and issued, fully paid and nonassessable.

          (c) Capacity of the Company; Authorization; Execution of Agreements. The Company has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. The execution and delivery of this Agreement by the Company, and the performance by the Company of the transactions and obligations contemplated hereby, including, without limitation, the issuance and delivery of the shares of Common Stock to the Investors hereunder, have been duly authorized by all requisite action of the Company. This Agreement has been duly executed and delivered by a duly authorized officer of the Company, and constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.
          (d) Status of shares of Common Stock. The Common Stock to be issued and purchased hereunder, when issued by the Company to the Investors and paid for by the Investors pursuant to the terms of this Agreement, will (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) be issued in compliance with all applicable United States federal and state securities laws, (iii) subject to restrictions under this Agreement, and applicable United States federal and state securities laws, have the rights and preferences set forth in the Certificate of Incorporation, and (iv) be free and clear of all Liens.
          (e) Conflicts; Defaults. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions and obligations contemplated hereby and thereby to be performed by it will not (i) violate, conflict with, or constitute a default under any of the terms or provisions of, the Certificate of Incorporation, the Bylaws, or any provisions of, or result in the acceleration of any obligation under, any Contract, note, debt instrument, security agreement, or other instrument to which the Company is a party or by which the Company, or any of its assets is bound; (ii) result in the creation or imposition of any Liens or claims upon the Company’s assets or upon the Company’s Shares; (iii) constitute a violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to the Company; or (iv) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing. The Company is not presently in violation of its Certificate of Incorporation or Bylaws.
          (f) SEC Filings. To the Company’s Knowledge, the SEC Filings, when filed, complied in all material respects with the requirements of the 1934 Act, and did not, as of the dates when filed, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. To the Company’s Knowledge, the SEC Filings are all of the filings that the Company was required to file with the SEC during the periods covered thereby and all such filings were made on a timely basis when due. To the Company’s Knowledge, the financial statements of the Company included in the SEC Filings complied in all material respects with the rules and regulations of the SEC with respect thereto as in effect at the time of filing. To the Company’s Knowledge, such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods covered by such financial statements, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and for the periods indicated, and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. To the Company’s Knowledge, all material agreements to which the Company is a party or to which the property or assets of the Company are subject and which are required to be disclosed pursuant to the 1934 Act are included as part of or specifically identified in the SEC Filings.

          (g) Material Changes. Since the date of the latest audited financial statements included within the SEC Filings, except as specifically disclosed in the SEC Filings, (i) there has been no event that could result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) the $7500 settlement payment previously disclosed to the Investors, trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP as required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Filings (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or affiliate.
          (h) Absence of Litigation. Except as described in the SEC Filings, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of the Company, threatened against or affecting the Company.
          (i) Brokers, Finders, and Agents. The Company is not, directly or indirectly, obligated to anyone acting as broker, finder, or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby. No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company or the Investors for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Company.
          (j) Application of Takeover Protections. Except as provided in Delaware General Corporation Law Section 203 (“GCL 203”), there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation or Bylaws that is or could become applicable to any of the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation, as a result of the Company’s issuance of the Common Stock and the Investors’ ownership of the Common Stock.
          (k) Disclosure. All disclosure materials provided to the Investors regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company are true and correct in all material respects and as otherwise contemplated in this Agreement and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading. No event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company acknowledges and agrees that no Investor makes or has made (i) any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.2 or (ii) any statement, commitment or promise to the Company or any of its representatives which is or was an inducement to the Company to enter into this Agreement.
     4.2 Representations and Warranties of the Investors. Each of the Investors hereby severally, but not jointly, represents and warrants to the Company that:

          (a) Investment Intent. The Common Stock to be purchased by the Investor hereunder is being purchased for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act. The Investor understands that the Common Stock has not been registered under the 1933 Act by reason of its issuance in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof and/or the provisions of Rule 506 of Regulation D promulgated thereunder, and under the securities laws of applicable states and agrees to deliver to the Company, if requested by the Company, an investment letter in customary form. The Investor further understands that the certificates representing the Common Stock will bear a legend substantially similar to the following and agrees that it will hold such Common Stock subject thereto:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACTS AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).
          (b) Capacity of the Investor; Execution of Agreement. The Investor has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. The execution and delivery of this Agreement, and the performance by the Investor of the transactions and obligations contemplated hereby have been duly authorized by all requisite corporate or individual, as the case may be, action of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes a valid and legally binding agreement of the Investor, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.
          (c) Accredited Investor. The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.
          (d) Suitability and Sophistication. The Investor has (i) such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Common Stock; (ii) independently evaluated the risks and merits of purchasing the Common Stock and has independently determined that the shares of Common Stock are a suitable investment for it; and (iii) sufficient financial resources to bear the loss of its entire investment in the Common Stock. The Investor has had an opportunity to review: the Company’s Annual Report on Form 10-KSB for the year ended September 30, 2006; the Company’s Quarterly Report on Form 10-QSB for the three months ended December 31, 2006; and other filings made by the Company under Section 13(a) of the Exchange Act since January 1, 2006 (the “SEC Filings”). The Investor acknowledges that it has had the opportunity to ask questions and receive answers concerning the Company and the Common Stock.
          (e) Brokers, Finders, and Agents. The Investor is not, directly or indirectly, obligated to anyone acting as broker, finder, or in any other similar capacity in connection with this

Agreement or the transactions contemplated hereby. No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company or the Investor for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Investor.
          (f) Nationality; Residence. The Investor is a citizen of the United States of America and a resident of the state set forth underneath such Investor’s name on Exhibit A attached to this Agreement.
     4.3 Rule 144. Each of the Investors acknowledges that the Common Stock must be held indefinitely unless subsequently registered under the 1933 Act or unless an exemption from such registration is available. Each of the Investors is aware of the provisions of Rule 144 promulgated under the 1933 Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about the Company, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.
          SECTION 5. COVENANTS OF THE PARTIES.
     5.1 Public Announcements. The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.
     5.2 Access to Information; Notification of Certain Matters.
          (a) From the date hereof to the Closing and subject to applicable law, the Company shall (i) give to each of the Investors, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company, and (ii) furnish or make available to each of the Investors, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request.
          (b) Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:
               (i) any communication received by such party from, or given by such party to, any Governmental Authority in connection with any of the transactions contemplated hereby;
               (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and
               (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed, or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.3(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     5.3 Anti-Takeover Provisions. The Company’s Board of Directors will take such action as may be necessary to waive the applicability of the provisions of GCL 203 to the transactions contemplated by this Agreement.
     5.4 Interim Operations of the Company. During the period from the date of this Agreement to the Closing, the Company shall conduct its business only in the ordinary course of business consistent with past practice, except to the extent otherwise necessary to comply with the provisions hereof and with applicable laws and regulations. Additionally, during the period from the date of this Agreement to the Closing, except as required hereby in connection with this Agreement, the Company shall not, without the prior consent of a majority in interest of the Investors, (i) amend or otherwise change its Certificate of Incorporation or Bylaws, (ii) issue, sell or authorize for issuance or sale (including, but not limited to, by way of stock split or dividend), shares of any class of its securities or enter into any agreements or commitments of any character obligating it to issue such securities; (iii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to its common stock, (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (v) enter into any material contract or agreement or material transaction or make any material capital expenditure other than those relating to the transactions contemplated by this Agreement, (vi) create, incur, assume, maintain or permit to exist any indebtedness except as otherwise incurred in the ordinary course of business, consistent with past practice, (vii) pay, discharge or satisfy claims or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, (viii) cancel any material debts or waive any material claims or rights, (ix) make any loans, advances or capital contributions to, or investments in financial instruments of any Person, (x) assume, guarantee, endorse or otherwise become responsible for the liabilities or other commitments of any other Person, (xi) grant any increase in the compensation payable or to become payable by the Company to any of its employees, officers or directors or any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such employees, officers or directors, (xii) enter into any employment contract or grant any severance or termination pay or make any such payment with or to any officer, director or employee of the Company, (xiii) alter in any material way the manner of keeping the books, accounts or records of the Company or the accounting practices therein reflected other than alterations or changes required by GAAP or applicable law, (xiv) enter into any indemnification, contribution or similar contract pursuant to which the Company may be required to indemnify any other Person or make contributions to any other Person, (xv) amend or terminate any existing contracts in any manner that would result in any material liability to the Company for or on account of such amendment or termination or (xvi) or change any existing or adopt any new tax accounting principle, method of accounting or tax election except as provided herein or agreed to in writing by the Investors.
          SECTION 6. CONDITIONS.
     6.1 Conditions to the Obligations of Each Party. The obligations of the Company and the Investors to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:
          (a) No Governmental Authority of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby; and

          (b) The parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by this Agreement.
     6.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:
          (a) The Investors shall have performed in all material respects all of their obligations hereunder required to be performed by it at or prior to the Closing; and
          (b) The representations and warranties of each of the Investors contained in this Agreement shall have been true and correct when made and at and as of the time of the Closing as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date).
     6.3 Conditions to the Obligations of the Investors. The obligations of the Investors to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:
          (a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing; and
          (b) The representations and warranties of the Company contained in this Agreement shall have been true and correct when made and at and as of the time of the Closing as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date).
          SECTION 7. TERMINATION.
     7.1 Termination. This Agreement may be terminated at any time prior to the Closing by written notice by the terminating party to the other party (except if such termination is pursuant to Section 7.1(a)):
          (a) by mutual written agreement of the Investors and the Company;
          (b) by either the Investors or the Company, if
               (i) the transactions contemplated by this Agreement shall not have been consummated by March 31, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the transactions to occur on or before the End Date; or
               (ii) a judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining the Company or the Investors from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of such judgment, injunction, order or decree.
          (c) by the Company:
               (i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Investors set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 6.2(a) or 6.2(b) not to be satisfied, and either such condition shall be incapable of being satisfied by the End Date or such breach or failure to perform has not been cured within 10 days after notice of such breach or failure to perform has been given by the Company to the Investors.
          (d) by the Investors:
               (i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 6.3(a) or 6.3(b) not to be satisfied, and either such condition is incapable of being satisfied by the End Date or such breach or failure to perform has not been cured within 10 days after notice of such breach or failure to perform has been given by the Investors to the Company.
     7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, there shall be no liability or obligation on the part of the Investors or the Company, or any of their respective officers, directors, shareholders, agents or Affiliates, except that the provisions of Section 8 of this Agreement shall remain in full force and effect and survive any termination of this Agreement and except that, notwithstanding anything to the contrary contained in this Agreement, neither the Company nor the Investors shall be relieved of or released from any liabilities or damages arising out of its material breach of or material failure to perform its obligations under this Agreement.
          SECTION 8. MISCELLANEOUS.
     8.1 Waivers and Amendments. This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement executed by the Investors and the Company. The obligations of either party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.
     8.2 Entire Agreement. This Agreement (together with the Schedules and the Exhibits hereto) and the other agreements and instruments expressly provided for herein, together set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, among the parties with respect to the subject matter hereof.
     8.3 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the internal substantive laws of the State of Florida without giving effect to the principles of conflicts of law thereof.

     8.4 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and be deemed to have been duly given (a) when personally delivered or sent by facsimile transmission (the receipt of which is confirmed in writing), (b) one Business Day after being sent by a nationally recognized overnight courier service or (c) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below.

If to the Company:	Getting Ready Corporation
4400 Biscayne Boulevard, Suite 950
Miami, Florida 33137
Attention: Glenn L. Halpryn

If to Investors:

At the addresses set forth across from each Investor’s name on Exhibit A hereto.

with a copy to:	Steven D. Rubin
Suite 1500
4400 Biscayne Boulevard
Miami, Florida 33137
Any party by written notice to the other may change the address or the persons to whom notices or copies thereof shall be directed.
     8.5 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. Any facsimile copy of this Agreement will be deemed an original for all purposes.
     8.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Company may not assign or transfer its rights hereunder without the prior written consent of the Investors.
     8.7 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.
     8.8 Schedules. The Schedules and Exhibit A attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.
     8.9 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.
     8.10 Interpretation. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
[Signature Page Follows]

SIGNATURE PAGE TO
STOCK PURCHASE AGREEMENT
BY AND AMONG
GETTING READY CORPORATION
AND
THE INVESTORS
     IN WITNESS WHEREOF, the Company and each of the Investors have executed this Agreement as of the date first above written.

The Company:
Getting Ready Corporation
	By:	/s/
Name:
Title:

The Investors:	Frost Gamma Investments Trust
	By:	/s/
Phillip Frost, M.D., Sole Trustee

Jane Hsiao, Ph.D.

Subbarao Uppaluri

Steven D. Rubin

Marie V. Wolf

Ronnie Rosenstock

MZ Trading LLC
	By:	/s/
Mark Zeitchick, Manager

EXHIBIT A
SCHEDULE OF PURCHASERS

	Number of Shares of
	Common Stock	Aggregate Purchase
Name, Address and State of Residence	to be Purchased	Price for Shares
Frost Gamma Investments Trust 4400 Biscayne Blvd, Suite 1500 Miami Florida 33137 Attn: Phillip Frost, M.D., Sole Trustee Fax: (305) 575-6016	5,886,897	$357,000.00
MZ Trading LLC 961 Hyacinth Dr. Del Ray Beach, FL 33483 Attn: Mark Zeitchick Fax: (561) 620-2111	219,860	$13,333.00
Ms. Marie V. Wolf 15 Sutton Drive, Box 150 New Vernon, NJ 07976 Fax: (973) 734-0101	219,876	$13,334.00
Jane Hsiao, Ph.D. 4400 Biscayne Boulevard, Suite 1500 Miami, Florida 33137 Fax: (305) 575-6016	1,484,092	$90,000.00
Subbarao Uppaluri 4400 Biscayne Boulevard, Suite 1500 Miami, Florida 33137 Fax: (305) 575-6444	659,596	$40,000.00
Steven D. Rubin 4400 Biscayne Boulevard, Suite 1500 Miami, Florida 33137 Fax : (305) 575-6444	659,596	$40,000.00
Ms. Ronnie Rosenstock 194 Tempo Place Eastport, New York 11941 Fax: (631) 325-1572	219,860	$13,333.00